                                                                    EXHIBIT 99.1


[IXC COMMUNICATIONS, INC. LOGO]

                                                        NEWS RELEASE

--------------------------------------------------------------------------------

                       IXC ANNOUNCES THIRD QUARTER RESULTS
                    Progress Made on Strategic Repositioning

Austin, TX - October 22, 1999 - IXC Communications, Inc. (Nasdaq: IIXC) today announced improved financial performance over the second quarter 1999. The Company reported revenue of $170 million and an EBITDA (earnings before interest expense, income taxes, and depreciation and amortization) loss of $3 million for third quarter 1999. Results for the second quarter 1999 included revenue of $158 million and an EBITDA loss of $11 million. In the third quarter 1998, revenue was $185 million, and EBITDA was $35 million.

"We are pleased with the progress we have made this quarter " said IXC president and CEO, John Zrno. "As reflected in our third quarter results, our efforts to de-emphasize the switched wholesale business are now beginning to be realized. As expected, we saw reduced revenue in the switched wholesale portion of the business but improved EBITDA from savings in access and network facility costs."

THIRD QUARTER RESULTS

REVENUE

Revenue increased 8% from the second quarter 1999 and declined 8% from the third quarter 1998. Compared with the third quarter of 1998, private line revenue increased 23% to $76 million, data/Internet revenue increased 53% to $6 million, and other revenue increased 22% to $11 million. Switched services declined 30% to $78 million.

Private line and data/Internet customers continued to grow during the quarter, representing an expanding share of IXC's recurring revenue base. The wholesale business represented less than half of total switched services revenue in the third quarter, consistent with IXC's intention on being a full-service provider of communications solutions to businesses.

EBITDA

Third quarter EBITDA improved from the prior quarter but declined versus the same period last year. Margin pressures in the wholesale portion of the switched business and increased costs for expanding the business-to-business retail operations were principal factors in the year-over-year comparison.

EARNINGS

The net loss for the quarter was $86 million or $2.29 per share, including a $7 million restructuring charge related to reorganization of senior management. This compared to a net loss of $131 million or $3.53 per share in the second quarter, including a $26 million restructuring charge for the de-emphasis of the switched wholesale business.

"My goal upon arriving at IXC was to reorganize the Company into a customer-oriented organization. We have made great strides this quarter in accomplishing that goal, through the reorganization of senior management, the work on improving our back office systems and operations and capitalizing on the new alliances completed during the quarter," said Zrno.

QUARTER HIGHLIGHTS

o VOICE OVER IP - IXC and e-Net signed a two-year agreement, to jointly develop and market e-Net's ZeroPlus.com Internet telephony service over IXC's Gemini2000 IP backbone. With the combination, businesses and consumers will be able to place high-quality long distance calls via the Internet.

o PSINET AGREEMENT - IXC entered into an agreement to provide PSINet with approximately 14,000 miles of excess dark fiber and maintenance and related services over a twenty-year term for a minimum of $500 million. The agreement will occur in two phases. In the first phase, PSINet will immediately acquire four dark fibers. In the second phase, beginning in mid-2000, IXC will designate additional fibers from its continuing nationwide build for PSINet's use. The long-term agreement, serves to further strengthen a strategic relationship with a leading ISP, reduce costs of building the network, and will generate recurring revenues from maintenance and operations.

o NEXT GENERATION NETWORK EXPANSION - The fiber optic network is now over 13,800 route miles and reaches 43 of the top 50 MSAs and 62 of the top 100 MSAs in the U.S. On-net capacity tripled during the quarter to over 240,000 OC-48 equivalent miles.

o GEMINI2000 RECOGNIZED - Over 100 customers are currently on the 2.5 Gpbs OC-48 IP backbone. Gemini2000 is the first public network to carry both commercial and research traffic at speeds more than 20 times greater than today's Internet. During the quarter, the network was recognized by the International Engineering Consortium with the 1999 InfoVision Award for innovation in Internet technology.

o IMPROVED BACKOFFICE / PROVISIONING - To improve service to our customers and provide customers with a single point of contact, backoffice departments have been reorganized according to customer segments. In addition, to reduce the time to provision and bill customers, a system to automate the order entry process is being implemented at sales sites around the country. IXC is also in the process of automating a trouble management system to enhance both customer care and operations of the network.

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NINE-MONTH RESULTS

On a year-to-date basis, revenue decreased 2% to $489 million from 1998, despite a 30% decrease in switched service revenue. EBITDA was a loss of $9 million versus $74 million for the prior year's nine-month period. The year-to-date loss was $275 million or $7.43 per share, including $33 million in restructuring charges. This compares to a loss of $178 million or $4.98 per share, including an extraordinary item of $70 million, for the prior year. Current year results include the operations of Coastal Telephone Company from its acquisition on May 10, 1999.

MERGER WITH CINCINNATI BELL

On July 21, 1999, the Company announced a merger agreement with Cincinnati Bell Inc. (NYSE:CSN). The transaction was valued at $3.2 billion (including the assumption of debt) and is on schedule to close during the fourth quarter.

"We have made remarkable progress toward combining our operations with Cincinnati Bell. Through these efforts, the companies will be able to hit the ground running as a single unit at the merger date. This union will enhance shareholder value by combining IXC's next generation fiber network with Cincinnati Bell's operational strengths. The combined company will be able to provide more products to more customers more efficiently than either of the partners alone," said Zrno.

ADDITIONAL INFORMATION ABOUT IXC

More complete information on IXC's third quarter results is available on IXC's Web site at www.ixc-investor.com.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic carriers. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. For more information, visit IXC's Web site at www.ixc-comm.com.

                                      # # #

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. The Company's future actual results could differ materially from the forward-looking statements discussed herein. In particular, no assurance can be made that the restructuring of the Company's switched wholesale business will have the results expected by the Company or that certain parts of the network will be completed as scheduled. A list of the factors that could cause actual results to differ materially can be found in the documents the Company files with the SEC, including those contained in the Company's prospectus, and the Form 10-K for the year ended December 31, 1998.

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IXC Contacts:
Media Contact:                           Investor Contact:
Melissa Jackson                          Greta Wiechman
Director, Public Relations               Director, Investor Relations
(512) 231-5247                           (888) 267-9478
mjackson@ixc-comm.com                    gwiechman@ixc-comm.com

                            IXC COMMUNICATIONS, INC.
                          SUMMARY OF OPERATING RESULTS
                        ($000'S EXCEPT PER SHARE AMOUNTS)

                                                              Quarter Ended               Year To Date
                                                              September 30,               September 30,
                                                         ----------------------      -----------------------
                                                           1999          1998           1999          1998
                                                         --------      --------      ---------     ---------
REVENUES:
     Private line                                        $ 76,073      $ 61,908      $ 220,506     $ 154,480
     Long distance switched services                       77,535       110,741        230,180       330,010
     Broadband & Internet services                          5,556         3,631         16,084         5,308
     Other                                                 10,963         8,989         22,607         8,989
                                                         --------      --------      ---------     ---------

          Total operating revenue                         170,127       185,269        489,377       498,787

GROSS PROFIT                                               63,767        75,285        169,924       173,261
                    %                                        37.5%         40.6%          34.7%         34.7%

EBITDA                                                     (2,551)       35,191         (9,151)       73,839
                    %                                        -1.5%         19.0%          -1.9%         14.8%

     Depreciation and amortization                         50,651        34,801        126,494        77,589
     Restructuring charge and other infrequent items        7,822           444         33,793         8,089
                                                               --            --             --            --
                                                         --------      --------      ---------     ---------
OPERATING LOSS                                            (61,024)          (54)      (169,438)      (11,839)
     Interest expense, net                                  9,497         5,421         21,943        15,341
     Equity in net loss of unconsolidated subsidiaries      3,066         8,307         19,048        30,326
     Other, net                                                 4            35         13,238           284
                                                         --------      --------      ---------     ---------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM           (73,591)      (13,817)      (223,667)      (57,790)
     Income tax provision                                  (4,493)        1,647          1,818         8,266
                                                         --------      --------      ---------     ---------
LOSS BEFORE EXTRAORDINARY ITEM                            (69,098)      (15,464)      (225,485)      (66,056)
     Extraordinary item                                        --          (163)            --        69,647
                                                         --------      --------      ---------     ---------
NET LOSS                                                 $(69,098)     $(15,301)     $(225,485)    $(135,703)
                                                         ========      ========      =========     =========

Dividends applicable to preferred stock                   (16,729)      (15,341)       (49,119)      (42,548)
                                                         --------      --------      ---------     ---------
Net loss applicable to common stockholders               $(85,827)     $(30,642)     $(274,604)    $(178,251)
                                                         ========      ========      =========     =========

Basic and diluted loss per share                         $  (2.29)     $  (0.85)     $   (7.43)    $   (4.98)
                                                         ========      ========      =========     =========

Weighted average common shares outstanding                 37,470        36,014         36,942        35,774


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                            IXC COMMUNICATIONS, INC.
                          OPERATING SUMMARY BY SEGMENT
                                    ($000'S)

                                               Quarter Ended           Year to Date Ended
                                               September 30,              September 30,
                                          -----------------------     ---------------------
                                            1999          1998         1999         1998
                                          ---------     ---------     --------    ---------
NET REVENUE
     Private line                         $  76,073        61,908     $220,506    $ 154,480
     Switched Long Distance                  77,535       110,741      230,180      330,010
     Broadband/Internet                       5,556         3,631       16,084        5,308
                                          ---------     ---------     --------    ---------
         Subtotal - Recurring               159,164       176,280      466,770      489,798
     Other                                   10,963         8,989       22,607        8,989
                                          ---------     ---------     --------    ---------
         Total Revenue                      170,127       185,269      489,377      498,787
GROSS PROFIT
     Private line                            49,301        42,158      141,500       93,091
          % of Net Revenue                     64.8%         68.1%        64.2%        60.3%

     Switched Long Distance                   3,638        24,404        4,644       74,412
          % of Net Revenue                      4.7%         22.0%         2.0%        22.5%

     Broadband & Internet                      (135)         (266)       1,173       (3,231)
          % of Net Revenue                     (2.4%)        (7.3%)        7.3%       (60.9%)
                                          ---------     ---------     --------    ---------

      Subtotal - Recurring Gross Profit      52,804        66,296      147,317      164,272
          % of Net Revenue                     33.2%         37.6%        31.6%        33.5%

     Other                                   10,963         8,989       22,607        8,989
                                          ---------     ---------     --------    ---------
         Total Gross Profit               $  63,767     $  75,285     $169,924    $ 173,261
                                          =========     =========     ========    =========